Exhibit 10.17

LEASE AGREEMENT

Between

Buda Shallow Bay 2024, LP,
a Texas limited partnership,

as Landlord,

and

Brightway Energy LLC,

a Massachusetts limited liability company,

as Tenant,

Covering approximately 12,785 gross square feet

in Tower Business Park

and known as

1340 FM 2001, Suite 606

Buda, Texas, 78610

STANDARD INDUSTRIAL LEASE AGREEMENT

Approximately 12,785 gross square feet 1340 FM 2001, Suite 606 Buda, Texas 78610 (Tower Business Park)

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the Effective Date (as defined below) by and between Buda Shallow Bay 2024, LP, a Texas limited partnership, hereinafter referred to as “Landlord,” and Brightway Energy LLC, a Massachusetts limited liability company, hereinafter referred to as “Tenant”.

1. PREMISES AND TERM. In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord, certain leased premises known as Suite 606 in that certain building having the local address of 1340 FM 2001, Buda, within the County of Hays, State of Texas, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Premises”) consisting of approximately 12,785 gross square feet, to have and to hold, subject to the terms, covenants, and conditions in this Lease. The term of this Lease shall commence on the Commencement Date hereinafter set forth and shall end on the last day of the month that is One Hundred Twenty-Three (123) months after the Commencement Date.

A. Existing Building and Improvements. The “Commencement Date” shall be April 1, 2026. As of the Commencement Date, Tenant shall be deemed to have acknowledged and agreed that (i) it has inspected and accepts the Premises in its “as is,” “where is,” and “with all faults” condition (subject to Landlord’s ongoing maintenance and repair obligations under this Lease), (ii) the buildings and improvements comprising the same are suitable for the purpose for which the Premises are leased, (iii) the Premises are in good and satisfactory condition, and (iv) no representations as to the repair or condition of the Premises nor promises to alter, remodel or improve the Premises, including the handling or removal of any communications cable, have been made by Landlord (unless otherwise expressly set forth in this Lease). If not previously obtained, Landlord shall obtain, prior to the Commencement Date, any required certificates of occupancy (or the equivalent) necessary to permit Tenant to occupy the Premises. Notwithstanding the foregoing, Landlord agrees to deliver the Premises with all HVAC, mechanical, electrical, utility lines and connections, sprinklers, and plumbing/sewer systems in good working order and condition. Landlord further agrees that, on or prior to the Commencement Date, Landlord shall have obtained any required temporary certificates of occupancy (or the equivalent) necessary to permit Tenant to occupy the Premises.

B. Early Access. Tenant shall be provided free early access to Premises for the installation of Tenant’s furniture, fixtures, and equipment (“Early Access”) upon Landlord’s receipt of (i) a certificate of occupancy allowing Tenant’s occupancy of the Premises for the performance of its intended finish out work, (ii) a fully executed Lease Agreement, (iii) Tenant’s certificate of insurance reflecting Tenant having obtained the insurance required under this Lease, (iv) the Security Deposit, and (v) Tenant’s payment of the Prepaid Rent (as defined below). Tenant shall not interfere with Landlord’s contractor during such Early Access.

2. BASE RENT, SECURITY DEPOSIT AND ESCROW DEPOSITS.

A. Base Rent; Prepaid Rent. Tenant agrees to pay Landlord monthly base rent for the Premises (“Base Rent”), in advance, without demand, deduction or set off, at the rate of:

Months	Base Rental Rate PSF/YR.		Total Base Monthly Rent
01-03	$0.00	*	$0.00	*
04-15	$16.07		$17,121.25
16-27	$16.71		$17,806.10
28-39	$17.38		$18,518.34
40-51	$18.08		$19,259.07
52-63	$18.80		$20,029.44
64-75	$19.55		$20,830.61
76-87	$20.33		$21,663.84
88-99	$21.15		$22,530.39
100-111	$21.99		$23,431.61
112-123	$22.87		$24,368.87

*	Free base rent

per month during the term hereof. Base Rent, plus the other monthly charges set forth in Paragraph 2C below, shall be due and payable on the Commencement Date, and a like monthly installment shall be due and payable on or before the first (1st) day of each calendar month succeeding the Commencement Date, except that any payments due hereunder for any fractional calendar month shall be prorated. Unless otherwise expressly agreed to by Landlord, all payments to be made by Tenant under the terms of this Lease shall be made online utilizing Landlord’s Yardi Commercial Cafe portal, subject to Landlord providing Tenant the necessary instructions therefor.

Landlord and Tenant acknowledge that the Base Rent table above provides for a three (3) full month period of free Base Rent (such period, the “Free Base Rent Period,” and the calendar month in which such period expires, the “Last Month”). Landlord and Tenant agree that such Free Base Rent Period is intended to commence as of the calendar day on which the Commencement Date occurs and end on the same calendar day occurring in the Last Month, so that Tenant will have three (3) full months of free Base Rent. Accordingly, if the Commencement Date does not occur on the first day of a calendar month, then the Free Base Rent Period shall end on the same calendar day of the Last Month (rather than on the last calendar day of the Last Month), and Tenant shall be required to pay Base Rent for the number of calendar days remaining in the Last Month following the expiration of the Free Base Rent Period, which rent shall be equal to the monthly Base Rent for the Lease Month immediately following the Last Month, prorated to reflect the actual number of days remaining in the Last Month after the expiration of the Free Base Rent Period. Any Prepaid Rent paid by Tenant upon the execution of this Lease shall be held by Landlord and applied towards Base Rent first accruing upon the expiration of the Free Base Rent Period and, if such prepayment is insufficient to fully satisfy the actual rent amount first becoming payable by Tenant upon the expiration of the Free Base Rent Period, Tenant shall pay such deficiency to Landlord within three (3) days after Landlord’s written request therefor. Notwithstanding anything to the contrary in this Lease, there shall be no abatement of any Tenant Costs hereunder and Tenant shall pay to Landlord Tenant’s Proportionate Share of Tenant Costs from and after the Commencement Date and otherwise in accordance with the terms of this Lease.

Notwithstanding the foregoing, Tenant shall pay to Landlord, concurrently with the execution and delivery of this Lease, an amount equal to Twenty-One Thousand Three Hundred Forty-Four and 31/100 Dollars ($21,344.31) (the “Prepaid Rent”), such amount representing Base Rent for one full month of the term of this Lease (which shall be applied to Base Rent first accruing hereunder), plus Tenant’s Proportionate Share (as defined below) of the other monthly charges set forth in Paragraph 2C below (which shall be applied to such charges first accruing hereunder). To the extent the Prepaid Rent is determined to be insufficient to fully satisfy the actual rent amount first becoming payable by Tenant under this Lease, Tenant shall pay such deficiency to Landlord within three (3) days after Landlord’s written request therefor.

B. Security Deposit. In addition, Tenant agrees to deposit with Landlord upon the execution of this Lease the sum of One Hundred Fourteen Thousand Three Hundred Fifty and 82/100 Dollars ($114,350.82) (the “Security Deposit”), which shall be held by Landlord, without obligation for interest or segregation from other funds of Landlord, as security for the performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon occurrence of an Event of Default (as defined below), Landlord may use all or part of the Security Deposit to pay past due rent or other payments due Landlord under this Lease or the cost of any other damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the Security Deposit to its original amount. The Security Deposit shall be deemed the property of Landlord. Provided that no Event of Default has occurred due to Tenant’s failure to fulfill all of its present and future obligations under the Lease, any remaining balance of the Security Deposit shall be returned by Landlord together with a written description and itemization of any deductions to Tenant not later than sixty (60) days after both Tenant has surrendered the Premises and has provided Landlord with written notice of Tenant’s forwarding address for purpose of returning the Security Deposit.

C. Tenant Costs. Without limiting in any way Tenant’s other obligations under this Lease, commencing as of the Commencement Date and continuing throughout the term of this Lease (irrespective of any Base Rent abatement provided hereunder, if any), Tenant agrees to pay to Landlord its Proportionate Share (as defined in this Paragraph 2C below) of (i) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 3A below, plus the reasonable cost of any tax consultant engaged by Landlord to assist Landlord in determining the fair tax valuation of the building and land; (ii) the cost of utilities payable by Tenant pursuant to Paragraph 8 below; (iii) Landlord’s cost of maintaining any insurance or insurance related expense applicable to the Building and Landlord’s personal property used in connection therewith including, but not limited to, insurance pursuant to Paragraph 9A below; and (iv) Landlord’s cost of maintaining the Premises which include but are not limited to (a) maintenance and repairs, (b) landscaping, (c) common area utilities, (d) water and sewer, (e) roof maintenance and repairs, (f) management fees, (g) exterior painting, and (h) parking lot maintenance and repairs; and (v) the amortization of the cost of installation of capital expenditures or investment items that are primarily for the purpose of reducing Tenant Costs or that may be first required by governmental authority after the date of this Lease (such amortization to be made over the estimated useful life of such capital investment items, with estimated useful life and amortization schedule being determined in accordance with generally accepted accounting principles) (clauses (i) through (v) being collectively referred to as the “Tenant Costs”).

Tenant Costs shall not include the following expenses: (a) any costs for interest, amortization, or other payments on loans to Landlord, (b) expenses incurred in leasing or procuring tenants, (c) legal expenses other than those incurred for the general benefit of the Building or its tenants, (d) allowances, concessions, and other costs of renovating or otherwise improving space for occupants of the Building or vacant space in the Building, (e) rents under ground leases, (f) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interests in the Building, (g) costs for which Landlord is otherwise reimbursed, (h) income taxes imposed on or measured by the income of Landlord from the operation of the Building and/or the project or business park of which the Building is a part (the “Project”), (i) capital expenditures and reserves, except as expressly permitted above, (j) depreciation costs, (k) expenses resulting from the negligence of Landlord, its agent, servants, or employees, (l) damage or loss resulting from casualty against which Landlord covenants to insure, and (m) repairs or replacements incurred by reason of fire or other casualty. During each month of the term of this Lease, on the same day that rent is due hereunder, Tenant shall deposit in escrow with Landlord an amount equal to one-twelfth (1/12) of the estimated annual amount of Tenant’s Proportionate Share of the Tenant Costs. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such Tenant Costs. Landlord’s good faith estimate of Tenant Costs (including Taxes, as defined below) for calendar year 2026 are $4.02/SF.

The initial monthly escrow payments are based upon the estimated amounts for the year in question and shall be increased or decreased annually to reflect the projected actual amount of all Tenant Costs. If the Tenant’s total escrow deposits for any calendar year are less than Tenant’s actual Proportionate Share of the Tenant Costs for such calendar year, Tenant shall pay the difference to Landlord within ten (10) days after demand. If the total escrow deposits of Tenant for any calendar year are more than Tenant’s actual Proportionate Share of the Tenant Costs for such calendar year, Landlord shall have the option to retain such excess and credit it against Tenant’s escrow deposits after such determination or to refund such excess to Tenant. As the Premises constitutes a portion of a multiple occupancy building (the “Building”), Tenant’s “Proportionate Share” with respect to the Building, as used in this Lease, shall mean a fraction, the numerator of which is the gross rentable area contained in the Premises and the denominator of which is the gross rentable area contained in the entire Building (i.e., 164,241 square feet). Further, if the Building is part of a Project, Tenant’s “Proportionate Share” of the Project, as used in this Lease, shall mean a fraction, the numerator of which is the gross rentable area contained in the Premises and the denominator of which is the gross rentable area contained in all of the buildings (including the Building) within the Project.

Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises. Furthermore, if the Building is not fully occupied during any portion of the calendar year, Landlord shall have the right with respect to such portion of the calendar year to adjust the actual or estimated Tenant Costs to Landlord’s reasonable estimate of such costs as though the Building were 100% occupied for such portion of the calendar year so as to permit Landlord to properly allocate such actual costs among those tenants occupying space in the Building, and in such case Tenant’s Proportionate Share of Tenant Costs shall be based on that amount. Tenant acknowledges that the estimated Tenant Costs for the Premises set forth in this Lease are only estimates and Landlord makes no guaranty or warranty that such estimates will be accurate.

3. TAXES

A. Real Property Taxes. Subject to reimbursement under Paragraph 2C herein, Landlord agrees to pay all taxes, assessments and governmental charges of any kind and nature (collectively referred to herein as “Taxes”) that accrue against the Premises, the Building and/or the land of which the Premises or the Building are a part. If at any time during the term of this Lease there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise or margin tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the land and improvements of which the Premises are a part (including but not limited to the tax imposed pursuant to the 2006 amendments to the Texas Tax Code, Chapter 171, then all such taxes, assessments, levies or charges, or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes hereof.

B. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in or on the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then Tenant shall pay to Landlord, upon demand, the amount of such taxes.

4. LANDLORD’S REPAIRS AND MAINTENANCE. Landlord, at its own cost and expense, shall maintain the foundation and floor slab, the utility lines up to the point of connection to the Building, and the structural soundness of the roof and exterior walls of the Building, in good repair, reasonable wear and tear excluded. The term “walls” as used herein shall not include windows, glass or plate glass, any doors, special store fronts or office entries, and the term “foundation” as used herein shall not include loading docks. Tenant shall promptly give Landlord written notice of defect or need for repairs, after which Landlord shall have a reasonable opportunity to effect such repairs or cure such defect. In no event shall Landlord have any obligation or liability to Tenant or any others for the existence of molds, fungi, bacteria, mildew, and other similar matters (collectively referred to hereafter as “Molds”), except for the repair or replacement of the foundation or walls in which such items are found. Further, Landlord shall not have any obligation or liability with respect to communications cable within the Premises except as provided for in Exhibit C. Landlord shall also maintain and repair, as a Tenant Cost, all landscaping, exterior painting, common sewage line plumbing, gutters, and down spouts on the Building, and common areas of the Project (including, without limitation, parking areas, drives and other paved areas and sidewalks situated on the Project). Tenant shall promptly give Landlord written notice of defect or need for repairs, after which Landlord shall have a reasonable opportunity to effect such repairs or cure such defect. Notwithstanding anything to the contrary herein, Tenant shall pay, as additional rent, within thirty (30) days after Landlord’s written demand therefor, the reasonable out-of-pocket cost of any repairs required to be made by Landlord hereunder if and only to the extent (i) the costs of such repairs are not covered by insurance carried, or required to be carried, by Landlord and (ii) such repairs are required to be made due to damage directly caused by the negligence or willful misconduct of Tenant, its agents, employees, subtenants, licensees or concessionaires

5. TENANT’S REPAIRS.

A. Maintenance of Premises and Appurtenances. Tenant, at its own cost and expense, shall (i) keep the Premises free of trash and debris from Tenant’s use, maintain all parts of the interior of the Premises and promptly make all necessary repairs and replacements to the Premises (except those for which Landlord is expressly responsible hereunder), and (ii) keep the parking areas, driveways, alleyways and areas surrounding the loading docks free of trash, debris and inventory, including but not limited to pallets, barrels, and equipment from tenant use. Tenant’s obligation to maintain, repair and make replacements to the Premises shall cover, but not be limited to, pest control (including termites), trash removal and the maintenance, repair and replacement of all HVAC, electrical, communications cable, plumbing, sprinkler and other mechanical systems within or exclusively serving the Premises, and the prevention, containment, treatment, and elimination of Molds. Tenant shall be required to maintain HVAC as provided for in Exhibit E. Landlord agrees that it shall assign to Tenant all manufacturer’s warranties associated with HVAC systems serving the Premises and will reasonably assist Tenant in pursuing any warranty claims thereunder.

B. Parking. Tenant and its employees, customers and licensees shall have the right to use, free of charge, only its Proportionate Share of any parking areas that have been designated for such use by Landlord in writing, on a non-reserved, first-come, first-serve basis, subject to (i) all rules and regulations promulgated by Landlord, and (ii) rights of ingress and egress of other lessees. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, and Tenant expressly does not have the right to tow or obstruct improperly parked vehicles. Tenant agrees not to park on any public streets or private roadways adjacent to or in the vicinity of the Premises. Tenant shall have no right to a reserved number or location of parking spaces unless this Lease explicitly provides otherwise. Tenant shall not park or store vehicles, trucks or other trailers, campers, RVs, equipment, or other mobile storage units overnight, except in areas specifically designated and agreed to in writing by Landlord.

C. System Maintenance. Landlord shall service (and repair, if needed) HVAC equipment within thirty (30) days of Tenant’s occupancy to ensure such HVAC equipment is in good working order. Tenant, at its own cost and expense, shall prevent the discharge, leakage, or overflow of water and other liquids produced by all HVAC, electrical, plumbing, sprinkler and other mechanical systems within or exclusively serving the Premises and shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all hot water, heating, ventilation, and air conditioning systems (including the servicing of air ducts and ventilations systems for Molds) and equipment within the Premises. The service contract must include the replacement of filters on a regular basis and all services suggested by the equipment manufacturer in its operations/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises.

D. Option to Maintain Premises. Landlord reserves the right to perform, in whole or in part and without notice to Tenant, maintenance, repairs and replacements to the Premises and any other items that are otherwise Tenant’s obligations under this Paragraph 5, in which event, Tenant shall be liable for and pay within ten (10) days following demand its Proportionate Share of the cost and expense (or the full cost and expense as the case may be if specifically a Tenant obligation) of such repair, replacement, maintenance and other such items. Furthermore, and in no manner limiting any of the foregoing, at Landlord’s option, in order to protect HVAC systems and related equipment situated at the Building and/or Project, Landlord may elect to enter into one or more service contracts covering Tenant’s HVAC system and equipment, along with other tenants in the Building and/or Project, providing for regularly scheduled preventive maintenance/service as contemplated under Exhibit E of this Lease. If Landlord enters such service contract(s), the cost of such services will be included as Tenant Costs hereunder and will be payable by tenants in the Building or Project, as applicable, and Tenant shall be released from any obligation hereunder to comply with the terms of Exhibit E to this Lease (it being understood and agreed, however, that Tenant shall remain liable for the repair and replacement of all HVAC equipment within or exclusively serving the Premises in accordance with the terms of this Lease).

6. ALTERATIONS. Except as contemplated under Exhibit C of this Lease, Tenant shall not make any alterations, additions, or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be required to notify Tenant of whether it consents to any Alterations until it (a) has received plans and specifications in a CAD disk format therefore which are sufficiently detailed to allow construction of the work depicted thereon to be performed in a good and workmanlike manner, and (b) has had a reasonable opportunity to review them. If the Alterations will affect the Building’s structure, HVAC system, or mechanical, electrical, or plumbing systems, then the plans and specifications therefore must be prepared by a licensed engineer reasonably acceptable to Landlord and provided to Landlord in a CAD disk format. Landlord’s approval of any plans and specifications shall not be a representation that the plans or the work depicted thereon will comply with law or be adequate for any purpose, but shall merely be Landlord’s consent to performance of the work. Upon completion of any Alteration, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefore in a CAD disk format. Tenant may erect shelves, bins, machinery, and trade fixtures (collectively “Tenant Installations”), without Landlord’s consent, provided that such items (1) do not alter the basic character of the Premises or the Building; (2) do not overload or damage the same; and (3) may be removed without damage to the Premises. Unless Landlord specifies in writing otherwise, all alterations, additions, and improvements shall be Landlord’s property when installed in the Premises. Unless Landlord notifies Tenant to the contrary at the time of installation, all shelves, bins, communications cables, machinery, and trade fixtures installed by Tenant shall be removed on or before the earlier to occur of the day of termination or expiration of this Lease, or vacating the Premises, at which time Tenant shall restore the Premises to their original condition. All work performed by Tenant in the Premises (including that relating to the installations, repair replacement, or removal of any item) shall be performed in accordance with all applicable governmental laws, ordinances, regulations, and with Landlord’s specifications and requirements, in a good and workmanlike manner, and so as not to damage or alter the Building’s structure or the Premises. In connection with any such Alteration approved by Landlord, Tenant shall pay to Landlord supervisory fee of up to three percent (3%) of all costs incurred for such work.

Landlord represents and warrants that, as of the date of this Lease, the Premises is fully compliant with all requirements of any legally constituted public authority, including the ADA (as hereinafter defined). Tenant shall be responsible for compliance with (1) The Americans With Disabilities Act of 1990 as amended (hereafter “ADA”) and (2) the Texas Elimination of Architectural Barriers Act (hereafter “TEAB”) or any successor statute to the ADA or TEAB, to the extent made necessary by reason of Tenant’s use and occupancy of the Premises or performance of Alterations therein; provided, in no event shall Tenant be liable for any violation of any law, statues, or ordinances, including the ADA and TEAB, existing on the Commencement Date. Tenant shall also be responsible for compliance with all applicable laws, ordinances, and regulations with respect to tagging, installation, and removal of communications cable in, above, appurtenant to, or associated with the Premises. At Landlord’s option, Tenant at its sole cost and expense shall remove all communications cable installed by it, or on its behalf, or utilized by it (even if installed by others) during Tenant’s occupancy of the Leased Premises. No communications cable installed or utilized by Tenant shall be abandoned by Tenant after it ceases to occupy the Premises. The term “communications cable” includes wire, cable, fiber optic or any other physical method of electronic, electrical or optical transmission of (a) data, (b) information, (c) voice and other sound, (d) pictures, motion picture, video or images, or (e) other communication of any kind whatsoever including use as or for audio speaker, computer network, internet, intranet, electronic mail, fire, security and/or other emergency or alarm systems, optical fiber, communications circuits, radio, television, satellite, computer, coaxial, or network powered broadband whether within or outside the Premises.

7. SIGNS. Tenant, at its sole cost and expense, shall be permitted to install signage on the Building above the Premises. Any signage Tenant desires for the Premises shall be subject to local governmental ordinances and Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) as to size, location, color, and method of fastening to the Building. Any signage Tenant desires for the Premises shall be subject to Landlord’s written approval, shall be in conformance of the criteria described in Exhibit F attached hereto, and shall be submitted to Landlord prior to the Commencement Date of this Lease. Tenant shall repair, paint and/or replace the Building fascia surface to which its signs are attached upon Tenant’s vacating the Premises or the removal or alteration of its signage. If Tenant is permitted to use the Building fascia located directly above the Premises for signage, such use shall be non-exclusive and shall be subject to such other usage as Landlord may determine. Tenant shall not, without Landlord’s prior written consent, (i) make any changes to the exterior of the Premises, such as painting; (ii) install any exterior lights, decorations, balloons, flags, pennants, or banners; or (iii) erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord or shall be otherwise subject to Landlord’s prior written consent.

8. UTILITIES. Landlord agrees to provide normal water and electricity service to the Premises. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, surcharges, or the like pertaining to the Tenant’s use of the Premises and any maintenance charges for utilities. Landlord represents that electricity is separately metered for the Premises and Tenant will pay its electrical usage directly to the utility provider thereof. Landlord shall have the right to cause any other services to be separately metered to Tenant, at Tenant’s expense. Tenant shall pay its pro rata share, as reasonably determined by Landlord, of all charges for jointly metered utilities, such as water and sewer. Tenant’s share of jointly metered utility costs shall be based on actual rates charged to Landlord from time to time, which costs shall not take into account or be adjusted for any abatements, credits or refunds received by Landlord from or in connection with any solar improvements installed by Landlord, it being agreed that all such abatements, credits or refunds received by Landlord in connection therewith shall be the exclusive property of Landlord and Tenant shall have no rights or interests therein. Landlord shall not be liable for any interruption or failure of utility service on the Premises, and Tenant shall have no rights or claims as a result of any such failure. In the event water is not separately metered to Tenant, Tenant agrees that if water and sewer capacity usage by or within the Premises exceeds normal domestic restroom and kitchen usage appropriate to one eight-hour work-shift per twenty-four hours as determined by Landlord based upon a reasonable industry standards, Tenant shall reimburse Landlord for the entire amount of water and sewer costs as additional rental thereafter. Such additional rental shall include but not be limited to the cost for acquiring additional sewer capacity to service Tenant’s or the Premises’ sewer use. Furthermore, Tenant agrees in such event to install at its own expense a submeter to determine Tenant’s usage.

9. INSURANCE.

A. Landlord’s Insurance. Subject to reimbursement under Paragraph 2C herein, Landlord shall maintain insurance covering the Building in an amount not less than eighty percent (80%) of the “replacement cost” thereof, insuring against the perils of fire, lightning, extended coverage, vandalism, and malicious mischief.

B. Tenant’s Insurance. Tenant, at its own expense, shall maintain during the term of this Lease a policy or policies of workers’ compensation and comprehensive general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of Five Hundred Thousand Dollars ($500,000.00) for property damage and One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate for personal injuries or deaths of persons occurring in or about the Premises. Tenant, at its own expense, shall also maintain during the term of this Lease fire and extended coverage insurance covering the replacement cost of (i) all alterations, additions, partitions, and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant; and (ii) all of Tenant’s personal property contained within the Premises. Said policies shall (a) name Landlord and it property management company as additional insureds and insure Landlord’s and management company’s contingent liability under or in connection with this Lease (except for the workers’ compensation policy, which instead shall include a waiver of subrogation endorsement in favor of Landlord); (b) be issued by an insurance company which is duly licensed in the State of Texas and has a minimum rating of A- VII; and (c) provide that said insurance shall not be canceled unless ten (10) days’ prior written notice has been given to Landlord. Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant on or before the Commencement Date and upon each renewal of said insurance.

C. Prohibited Uses. Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk or cost thereof, or (iii) cause the disallowance of any sprinkler credits; including without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly inflammable. If any increase in the cost of any insurance on the Premises or the Building is caused by Tenant’s use of the Premises or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord upon demand therefor.

10. FIRE AND CASUALTY DAMAGE.

A. Total or Substantial Damage and Destruction. If the Premises or the Building should be damaged or destroyed by fire or other peril, Tenant shall immediately give written notice to Landlord of such damage or destruction. If the Premises or the Building should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above, or if they should be so damaged thereby that, in Landlord’s estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage or after such completion there would not be enough time remaining under the terms of this Lease to fully amortize such rebuilding or repairs, then this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

B. Partial Damage or Destruction. If the Premises or the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above and, in Landlord’s estimation, rebuilding or repairs can be substantially completed within one hundred eighty (180) days after the date of such damage, then this Lease shall not terminate and Landlord shall substantially restore the Premises to its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in or about the Premises for the benefit of, by or for Tenant.

C. Lienholders’ Rights in Proceeds. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made known to Landlord by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

D. Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of action against each other, or their respective agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Building or personal property (Building contents) within the Building and/or Premises, for any reason regardless of cause or origin. Each party to this Lease agrees immediately after execution of this Lease to give written notice of the terms of the mutual waivers contained in this subparagraph to each insurance company that has issued to such party policies of fire and extended coverage insurance and to have the insurance policies properly endorsed to provide that the carriers of such policies waive all rights of recovery under subrogation or otherwise against the other party.

11. LIABILITY AND INDEMNIFICATION. Except for any claims, rights of recovery and causes of action that Landlord has released in writing signed by Landlord and subject to Paragraph 10D, Tenant shall indemnify, hold Landlord harmless from and defend Landlord against any and all claims or liability (i) for any injury or damage to any person or property whatsoever occurring in, on or about the Premises or any part thereof, the Building and/or other common areas, the use of which Tenant may have in accordance with this Lease, if such injury or damage shall be caused in whole or in part by the act, neglect, fault or omission of any duty by Tenant, its agents, servants, employees or invitees at common law, pursuant to statute, ordinance, or regulation, or under this Lease; (ii) arising from the conduct or management of any work done by the Tenant in or about the Premises, the Building, or the Project; (iii) arising from transactions of the Tenant; or (iv) arising pursuant to Tenant’s execution of or breach of this Lease; together with all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon. Except for any claims, rights of recovery and causes of action that Tenant has released in writing signed by Landlord and subject to Paragraph 10D, Landlord shall indemnify, hold Tenant harmless from and defend Tenant against any and all claims or liability (i) for any injury or damage to any person or property whatsoever occurring in, on or about the Project, if such injury or damage shall be caused in whole or in part by the act, neglect, fault or omission of any duty by Landlord, its agents, servants, employees or contractors, pursuant to statute, ordinance, or regulation, or under this Lease; or (ii) arising pursuant to Landlord’s breach of this Lease; together with all costs, reasonable counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon.

Landlord shall not be liable in any event for personal injury or loss of or to Tenant’s property caused by fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosion, interruption of utilities, Molds, or other occurrences. Landlord strongly recommends that Tenant secure Tenant’s own insurance in excess of the amounts required elsewhere in this Lease to protect against the above occurrences if Tenant desires additional coverage for such risks. Tenant shall give prompt notice to Landlord of any significant occurrences involving injury to persons or property. Furthermore, Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Premises or from the public areas of the Building or the Project, regardless of whether such loss occurs when the area is locked against entry. Landlord shall not be liable to Tenant or Tenant’s employees, customers or invitees for any damages or losses to persons or property caused by any lessees in the Building or the Project, or for any damages or losses caused by theft, burglary, assault, vandalism, or other crimes. Landlord strongly recommends that Tenant provide its own security systems and services and secure Tenant’s own insurance in excess of the amounts required elsewhere in this Lease to protect against the above occurrences if Tenant desires additional protection or coverage for such risks. Tenant shall give Landlord prompt written notice of any criminal or suspicious conduct within or about the Premises, the Building, or the Project and/or any personal injury or property damage caused thereby. Landlord may, but is not obligated to, enter into agreements with third parties for the provision, monitoring, maintenance and repair of any courtesy patrols or similar services or fire protective systems and equipment and, to the extent same is provided at Landlord’s sole discretion, Landlord shall not be liable to Tenant for any damages, costs or expenses which occur for any reason in the event any such system or equipment is not properly installed, monitored or maintained or any such services are not properly provided. Landlord shall use reasonable diligence in the maintenance of existing lighting, if any, in the parking garage or parking areas servicing the Premises, and Landlord shall not be responsible for additional lighting or any security measures in the Project, the Premises, the parking garage or other parking areas. The provisions of this Paragraph 11 shall survive the expiration or termination of this Lease.

12. USE. Subject to all applicable governmental laws, ordinances, and regulations applicable to the use of the Premises, the Premises shall be used only for the purpose of receiving, storing, shipping, and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be directly incidental thereto. Tenant shall, prior to the Commencement Date, identify to Landlord in writing the type or nature of the products and materials Tenant intends to store, distribute, and otherwise use in the Premises. Outside storage, including without limitation storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent, subject to the terms of Exhibit C. Tenant shall comply with all governmental laws, ordinances, and regulations applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon or connected with the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations as determined by Landlord in its discretion to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with or endanger Landlord or any other lessees of the Building or the Project.

13. HAZARDOUS WASTE. The term “Hazardous Substances,” as used in this Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, radioactive materials or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local statute, ordinance, regulation or other law of a governmental or quasi-governmental authority relating to pollution or protection of the environment or the regulation of the storage or handling of Hazardous Substances. Tenant hereby agrees that: (i) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord and, in connection therewith, Tenant shall be responsible for obtaining any required permits or authorizations and paying any fees and providing any testing required by any governmental agency; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances, except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and have been approved in advance in writing by Landlord, and, in connection therewith, Tenant shall be responsible for obtaining any required permits or authorizations and paying any fees and providing any testing required by any governmental agency; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; and (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required clean-up procedures shall be diligently undertaken by Tenant at its sole cost pursuant to all Environmental Laws. Landlord and Landlord’s representatives shall have the right but not the obligation to enter the Premises during business hours for the purpose of inspecting the storage, use and disposal of any Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s sole opinion, that any Permitted Materials are being improperly stored, used, or disposed of contrary to Environmental Laws, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to commence such corrective action within twenty-four (24) hours, Landlord shall have the right to perform such work and Tenant shall reimburse Landlord, on demand, for any and all costs associated with said work. If at any time during or after the term of this Lease, the Premises is found to be contaminated with Hazardous Substances caused by Tenant or its employees, agents, contractors, or invitees, Tenant shall diligently institute proper and thorough clean-up procedures, at Tenant’s sole cost. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages, penalties, and obligations of any nature to the extent arising from or as a result of any contamination of the Premises with Hazardous Substances caused by Tenant or its employees, agents, contractors, or invitees, or otherwise arising from the use of the Premises by Tenant. Landlord shall indemnify Tenant against any and all losses and expenses incurred by Tenant as a result of a governmental authority having jurisdiction ordering a cleanup, removal or other remediation by Tenant of any Hazardous Substances placed on, under, or about the Premises by Landlord or any of its employees, agents, or contractors; and Landlord further agrees that Landlord shall not in any way charge Tenant or hold Tenant responsible for costs of remediation of Hazardous Substances not caused by Tenant or Tenant’s employees, agents, contractors, or affiliates. The foregoing indemnification and the responsibilities shall survive the termination or expiration of this Lease.

14. INSPECTION. Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours (or at any time in case of emergency) (i) to inspect the Premises, (ii) to make such repairs as may be required or permitted pursuant to this Lease, and/or (iii) during the last six (6) months of the Lease term, for the purpose of showing the Premises. In addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available for lease. Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If Tenant fails to give such notice or to arrange for such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repairs and restoration of the Premises and for purposes of calculating the amount to be deducted, if any, from the Security Deposit.

15. ASSIGNMENT AND SUBLETTING. Tenant shall not have the right to sublet, assign or otherwise transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment, subletting, transfer, or encumbrance by Tenant in violation of the terms and covenants of this paragraph shall be void and any Transferee (as hereafter defined) shall be deemed to be a trespasser. Any assignee, sublessee, or transferee of Tenant’s interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “Transferees”), by assuming Tenant’s obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Transferees to which Landlord is entitled or is otherwise in contravention of this Paragraph 15. No assignment, subletting or other transfer, whether or not consented to by Landlord or permitted hereunder, shall relieve Tenant of its liability under this Lease. If Tenant has failed to pay all or any portion of the Monthly Rent by its due date, or if an Event of Default occurs, or if Landlord in good faith deems the prospect of collecting the next payment of Monthly Rent to be impaired, while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided or provided by law, may collect directly from such Transferee all rents payable to the Tenant and apply such rent against any sums due or to become due to Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. If Landlord consents to any subletting or assignment by Tenant as hereinabove provided and any category of rent subsequently received by Tenant under any such sublease is in excess of the same category of rent payable under this Lease, or any additional consideration is paid to Tenant by the assignee under any such assignment, then Landlord may, at its option, declare such excess rents under any sublease or such additional consideration for any assignment to be due and payable by Tenant to Landlord as additional rent hereunder. The following shall additionally constitute an assignment of this Lease by Tenant for the purposes of this Paragraph 15: (i) if Tenant is a corporation, any merger, consolidation, dissolution or liquidation, or any change in ownership or power to vote of thirty percent (30%) or more of Tenant’s outstanding voting stock; (ii) if Tenant is a partnership, joint venture or other entity, any liquidation, dissolution or transfer of ownership of any interests totaling thirty percent (30%) or more of the total interests in such entity; (iii) the sale, transfer, exchange, liquidation or other distribution of more than thirty percent (30%) of Tenant’s assets, other than this Lease; or (iv) the mortgage, pledge, hypothecation or other encumbrance of or grant of a security interest by Tenant in this Lease, or of any of Tenant’s rights hereunder. An administrative fee equal to $2,500.00 shall be paid by Tenant to Landlord upon the completion of any and all subleases or assignments.

16. CONDEMNATION. If more than fifty percent (50%) of the Premises are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain or private purchase in lieu thereof, and the taking prevents or materially interferes with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date of such taking. If less than fifty percent (50%) of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or private purchase in lieu thereof, or if the taking does not prevent or materially interfere with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. All compensation awarded in connection with or as a result of any of the foregoing proceedings (including any sum separately designated or awarded as a value of the leasehold estate) shall be the property of Landlord, and Tenant hereby assigns any interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant’s trade fixtures and personal property, if a separate award for such items is sought by and made to Tenant.

17. EXPIRATION; HOLDING OVER. At the termination of this Lease or of the possessory rights of Tenant in the Premises pursuant to this Lease, by its expiration or otherwise, Tenant shall immediately deliver possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. In addition, the Premises shall be left broom-clean. All trash, debris, and unaffixed or unattached items that are permitted or required to be removed by Tenant from the Premises shall be removed from the Premises The Premises shall be left in the same condition as it was in upon the completion of all Alterations and Tenant Improvements, excepting only for reasonable wear and tear and for those items which Landlord requires Tenant to remove from the Premises pursuant to the terms of this Lease. If, for any reason, Tenant retains possession of the Premises after the expiration or termination of this Lease or of Tenant’s possessory rights in the Premises, such possession shall be deemed to be a tenancy at will only, and all of the other terms and provisions of this Lease shall be applicable during such period, except that Tenant shall pay Landlord from time to time, upon demand, as rental for the period of such possession, an amount equal to one and one-half (1-1/2) times the rent in effect on the date of such termination of this Lease, computed on a daily basis for each day of such period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 17 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.

18. QUIET ENJOYMENT. Landlord represents that it has the authority to enter into this Lease and that, so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

19. SUBSTITUTION. Landlord shall have the one time right at any time during the Lease Term to substitute for the Premises comparable space of equal or greater size (the “Substitution Space”). The rental rate for such Substitution Space shall be no greater than that of the Premises, and Landlord will pay 100% of the actual cost to complete the substitution per Tenant’s specifications to include all renovations, all telephone and data wiring, move, tear down, and reinstallation of existing warehouse racking and office panel systems and all other items required to recreate an installation substantially similar to Tenant’s existing installation in the Building, including reasonable out-of-pocket moving expenses. In addition, Tenant shall receive two (2) month’s rent abatement in order to compensate Tenant for internal planning supervision and related costs, down time and productivity loss. Should Landlord exercise its right to relocate Tenant, Tenant may, with sixty (60) days’ prior written notice, elect to cancel its Lease with no further obligation to Landlord.

20. EVENTS OF DEFAULT. The following events (herein individually referred to as an “Event of Default”) each shall be deemed to be a default in or breach of Tenant’s obligations under this Lease:

A. Tenant shall fail to pay any installment of the rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days after the due date; provided that, not more often than once during a twelve (12) consecutive month period, Landlord agrees to provide written notice to Tenant of such failure under this Paragraph 20A and an Event of Default shall not occur unless such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant.

B. Tenant shall vacate or abandon all or a substantial portion of the Premises for more than thirty (30) days and fail to fulfill all of its obligations under this Lease.

C. Tenant shall fail to discharge or bond or provide other security (reasonably acceptable to Landlord) for any lien placed upon the Premises in violation of Paragraph 23 hereof within twenty (20) days after any such lien or encumbrance is filed against the Premises.

D. Tenant shall become insolvent, as such term is used in Tex. Bus. & Com. Code Ann. § 24.003, or make a transfer in violation of Chapter 24 of the Texas Business and Commerce Code.

F. Tenant shall fail to comply with any term, provision, or covenant of this Lease (other than those listed above in this paragraph) and shall not cure such failure within thirty (30) days after written notice thereof from Landlord; provided, however, that if any such failure cannot with due diligence be remedied by Tenant within a period of 30 days, if Tenant commences to remedy such failure within 10 days after receipt of Landlord’s notice and thereafter prosecutes such remedy with reasonable diligence, the period of time for remedy of such failure shall be extended so long as Tenant continuously prosecutes such remedy with reasonable diligence.

21. REMEDIES. Upon each occurrence of an Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand:

(a) Terminate this Lease;

(b) Enter upon and take possession of the Premises without terminating this Lease;

(c) Make such payments and/or take such action and pay and/or perform whatever Tenant is obligated to pay or perform under the terms of this Lease, and Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from such action; and/or

(d) Alter all locks and other security devices at the Premises, with or without terminating this Lease, and pursue, at Landlord’s option, one or more remedies pursuant to this Lease, and Tenant hereby expressly agrees that Landlord shall not be required to provide to Tenant the new key to the Premises, regardless of hour, including Tenant’s regular business hours;

and in any such event Tenant shall immediately vacate the Premises, and if Tenant fails to do so, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor. The provisions of this Lease are intended to supersede Section 93.002 of the Texas Property Code (and any successor statute) and Tenant hereby expressly waives any and all rights and remedies Tenant may have under Paragraph (g) of such Section 93.002.

A. Damages Upon Termination. If Landlord terminates this Lease, Tenant shall be liable for and shall pay to Landlord the sum of all rental and other payments owed to Landlord hereunder accrued to the date of such termination. Landlord and Tenant agree that determining the actual amount of additional damages which Landlord will incur will be extremely difficult to estimate because neither party can predict the market conditions that will exist at the time of the termination. In order to arrive at a reasonable forecast of just compensation, Landlord and Tenant agree that, at Landlord’s option, and if the termination occurred as a result of the occurrence of an Event of Default under Paragraphs 20A, 20B, or 20E above, Tenant shall additionally pay to Landlord immediately upon demand as liquidated damages, an amount equal to (i) the present value of the total rental and other payments owed hereunder for the remaining portion of the Lease term, calculated as if such term expired on the date set forth in Paragraph 1, less (ii) the present value of the then fair market rental for the Premises for such period. Because of the difficulty of ascertaining such value and in order to achieve a reasonable estimate of liquidated damages hereunder, Landlord and Tenant stipulate and agree, for the purposes hereof, that the present value discount rate shall be seven percent (7%).

B. Damages Upon Repossession. If Landlord repossesses the Premises without terminating this Lease, Tenant, at Landlord’s option, shall be liable for and shall pay Landlord on demand all rental and other payments owed to Landlord hereunder, accrued to the date of such repossession, and shall additionally timely pay as they accrue all amounts required to be paid by Tenant under the Lease to Landlord until the date of expiration of the term as stated in Paragraph 1, diminished by all amounts actually received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this paragraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease term.

C. Costs of Reletting, Removing, Repairs and Enforcement. Upon an Event of Default, in addition to any sum provided to be paid under this Paragraph 21, Tenant also shall be liable for and shall pay to Landlord (i) brokers’ fees and all other costs and expenses incurred by Landlord in connection with reletting the whole or any part of the Premises; (ii) the costs of removing, storing or disposing of Tenant’s or any other occupant’s property including communications cable; (iii) the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants including costs of inspection, location, tagging and/or removing communications cable whether or not installed by Tenant; (iv) any and all costs and expenses incurred by Landlord in effecting compliance with Tenant’s obligations under this Lease; and (v) all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies hereunder, including without limitation all reasonable attorneys’ fees and all court costs incurred in connection with such enforcement or defense.

D. Late Charge. In the event Tenant fails to make any payment due hereunder within five (5) days after such payment is due, including without limitation any rental or escrow payment, in order to help defray the additional cost to Landlord for processing such late payments and not as interest, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law, and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

E. Interest on Past Due Amounts. If Tenant fails to pay any sum which at any time becomes due to Landlord under any provision of this Lease as and when the same becomes due hereunder, and such failure continues for ten (10) days after the due date for such payment, then Tenant shall pay to Landlord interest on such overdue amounts from the date due until paid at an annual rate which equals the lesser of (i) eighteen percent (18%) or (ii) the highest rate then permitted by law.

F. No Implied Acceptances or Waivers. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance by Landlord of Tenant’s surrender of the Premises, it being understood that such surrender can be effected only by the written signed agreement of Landlord. Tenant and Landlord further agree that forbearance by Landlord to enforce any of its rights under this Lease or at law or in equity shall not be a waiver of Landlord’s right to enforce any one or more of its rights, including any right previously forborne, in connection with any existing or subsequent default. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention is given to Tenant, and, notwithstanding any such reletting or re-entry or taking possession of the Premises, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Pursuit of any remedies hereunder shall not preclude the pursuit of any other remedy herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages occurring to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of any rent following an Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants of this Lease shall be deemed or construed to constitute a waiver of any other violation or default.

G. Reletting of Premises. In the event of any termination of this Lease and/or repossession of the Premises for an Event of Default, Landlord shall use reasonable efforts to relet the Premises and to collect rental after reletting, with no obligation to accept any lessee that Landlord deems undesirable or to expend any funds in connection with such reletting or collection of rents therefrom. Tenant shall not be entitled to credit for or reimbursement of any proceeds of such reletting in excess of the rental owed hereunder for the period of such reletting. Landlord may relet the whole or any portion of the Premises, for any period, to any tenant and for any use or purpose.

H. Landlord’s Default. If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (or, if the cure of such failure reasonably takes more than 30 days, then if Landlord shall fail to commence such cure within 10 business days of receipt of notice thereof or fails to diligently prosecute such cure to completion), Tenant may pursue all remedies at law or equity, including a remedy of an action for damages. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” shall mean only the owner, for the time being, of the Premises and, in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, provided that such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership. Notwithstanding any other provision of this Lease, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Project (including all rents and other proceeds); however, in no event shall any deficiency judgment or any money judgment of any kind be sought or obtained against any Landlord.

I. Tenant’s Personal Property. If Landlord repossesses the Premises pursuant to the authority herein granted, or if Tenant vacates or abandons all or any part of the Premises, then, in addition to Landlord’s rights under Paragraph 28 hereof, Landlord shall have the right to (i) keep in place and use, or (ii) remove and store, all of the furniture, fixtures equipment, and other property (collectively “Stored Property”) at the Premises, including that which is owned by or leased to Tenant, at all times prior to any foreclosure or other disposition thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. In addition to the Landlord’s other rights hereunder, Landlord may dispose of the Stored Property if Tenant does not claim the property within ten (10) days after the date Landlord gives notice that it has taken possession of the Stored Property pursuant to this Paragraph. Landlord shall give Tenant at least ten (10) days prior written notice of such intended disposition. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (”Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant stipulates and agrees that the rights granted Landlord under this paragraph are commercially reasonable. This Paragraph expressly supersedes subparagraph (e) of Section 93.002 of the Texas Property Code.

J. Dispute Resolution.

(i) Upon written request of either Landlord or Tenant, any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to the Lease, any Guaranty, or any related agreements or instruments executed in connection with the Lease (the “Lease Documents”), including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act, the Commercial Arbitration Rules of the American Arbitration Association, and the “Special Rules” set forth below unless both Landlord and Tenant, in their respective sole discretion, agree in writing to mediate the dispute prior to submitting to binding arbitration. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action. The party that requests arbitration has the burden to initiate the arbitration proceedings pursuant to and by complying with the Commercial Arbitration Rules of the American Arbitration Association and shall pay all associated administrative and filing fees.

(ii) Special Rules. The arbitration shall be conducted in Hays County, Texas and administered by the American Arbitration Association. All arbitration hearings will be commenced within one hundred twenty (120) days of the written request for arbitration. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Lease; or (ii) limit the right of Landlord hereto (A) to exercise self-help remedies such as (but not limited to) lockout, eviction, or repossession or (B) to foreclose against any collateral in accordance with applicable law, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief. Landlord may exercise such self-help remedies, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Lease or any other Lease Document. Neither this exercise of self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

22. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building, provided, however, that if the mortgagee, trustee or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. The subordination herein shall be self-operative, and no further instrument of subordination shall be required to effect such subordination and shall apply with respect to all advances, extensions, renewals, modifications, replacements, consolidations, or substitutions of the financings that are secured by such mortgages and/or deeds of trust. Tenant, at any time hereafter on demand, shall execute any instruments, releases or other documents that may be required by any mortgagee, trustee, or holder for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. Tenant shall not terminate this Lease or pursue any other remedy available to Tenant hereunder for any default on the part of Landlord without first giving written notice by certified or registered mail, return receipt requested, to any mortgagee, trustee or holder of any such mortgage or deed of trust, the name and post office address of which Tenant has received written notice, specifying the default in reasonable detail and affording such mortgagee, trustee or holder a reasonable opportunity (but in no event less than thirty (30) days) to make performance, at its election, for and on behalf of Landlord.

23. MECHANIC’S LIENS. Tenant has no authority, express or implied, to create or place or permit any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises. Tenant acknowledges and agrees that in connection with all Alterations to the Premises, (i) Tenant does not act as Landlord’s agent; (ii) the Alterations are done solely for the benefit of Tenant; and (iii) the Alterations do not “enrich” Landlord because they are specific to the needs of Tenant and therefore have little or no intrinsic value to Landlord. Tenant will indemnify, defend, save, and hold Landlord harmless from any and all loss, cost or expense, including without limitation attorneys’ fees, based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

24. MISCELLANEOUS.

A. Interpretation. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease. Any reference in this Lease to rentable area shall mean the gross rentable area as determined by the roofline of the building in question.

B. Binding Effect. Except as otherwise herein expressly provided, the terms, provisions and covenants and conditions in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors, and assigns. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Premises and in the Building and other property that are the subject of this Lease.

C. Evidence of Authority. Tenant agrees to furnish to Landlord, promptly upon demand, a corporate resolution, proof of due authorization by partners or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

D. Force Majeure. Except for the payment of rent or other monies, neither Landlord nor Tenant shall be held responsible for delays in the performance of its obligations hereunder when caused by force majeure. “Force Majeure” shall mean any and all delays beyond a party’s reasonable control, including without limitation, delays caused by the other party, governmental restrictions, governmental regulations and controls, order of civil, military or naval authority, governmental preemption, strikes, labor disputes, material shortages, lock-outs, acts of God, fire, earthquake, floods, explosions, extreme weather conditions, enemy actions, and civil commotion, riot or insurrection.

E. Payments Constitute Rent. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

F. Estoppel Certificates. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease, any defaults existing under this Lease (or the absence thereof) by Landlord and such other factual or legal matters pertaining to this Lease as may be reasonably requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease.

G. Entire Agreement. This Lease constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations or representations (collectively “Representations”) not expressly set forth in this Lease are of no force or effect. Tenant therefore acknowledges that it has not and may not rely on any such Representations which alter or vary from the written terms of this Lease. EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE, TENANT HEREBY WAIVES THE BENEFIT OF ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR ANY PARTICULAR PURPOSE. Landlord’s agents and employees (including any broker) do not and will not have authority to make exceptions, changes or amendments to this Lease, or factual representations not expressly contained in this Lease. Under no circumstances shall Landlord or Tenant be considered an agent of the other. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

H. Survival of Obligations. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises in good condition and repair, reasonable wear and tear excluded, including without limitation the cost of repairs to and replacements of all heating and air conditioning systems and equipment therein. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefore upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be. Any Security Deposit held by Landlord may, at Landlord’s option, be credited against any amounts due from Tenant under this Paragraph 24H.

I. Severability of Terms. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then, in such event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

J. Effective Date. All references in this Lease to the “Effective Date” or “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which both Landlord and Tenant have executed this Lease.

K. Brokers’ Commission. Tenant represents and warrants that it has dealt with and will deal with no broker, agent or other person in connection with this transaction or future related transactions other than Urban Core Realty and Balcones (the “Brokers,” whether one or more) and that no broker, agent or other person (other than the Brokers) brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction, other than the Brokers. Landlord shall pay the commissions of the Brokers in accordance with separate written agreements with such Brokers.

L. Ambiguity. Landlord and Tenant hereby agree and acknowledge that this Lease has been fully reviewed and negotiated by both Landlord and Tenant, and that Landlord and Tenant have each had the opportunity to have this Lease reviewed by their respective legal counsel, and, accordingly, in the event of any ambiguity herein, Tenant does hereby waive the rule of construction that such ambiguity shall be resolved against the party who prepared this Lease.

M. Joint Several Liability. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there be a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor, nor shall any such guarantor be released from its guaranty for any reason whatsoever, including, without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.

N. Third Party Rights. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give to any person or entity, other than the parties hereto, any right or remedy under or by reason of this Lease.

O. Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease, and the exhibits listed herein below and attached hereto, are incorporated into this Lease and made a part hereof for all intents and purposes as if fully set out herein. All capitalized terms used in such documents shall, unless otherwise defined therein, have the same meanings as are set forth herein.

P. Applicable Law. This Lease has been executed in the State of Texas and shall be governed in all respects by the laws of the State of Texas. It is the intent of Landlord and Tenant to conform strictly to all applicable state and federal usury laws. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged, or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of rent hereunder, and if such amount which would be excessive interest exceeds such rent, then such additional amount shall be refunded to Tenant.

25. NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

(i) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

(ii) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

(iii) Except as expressly provided herein, any written notice, document or payment required or permitted to be delivered hereunder shall be deemed to be delivered when received or, for notices or documents whether actually received or not, when (a) deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith; or (b) when transmitted by facsimile machine to the number indicated below, so long as a receipt has confirmed successful transmission; or (c) when transmitted by email so long as a receipt confirms receipt at the email address, or to the individual designated for receipt below.

COMPANY:	Brightway Energy LLC	Balcones Real Estate Group, LLC
ADDRESS:	165 Middlesex Ave	P.O. Box 5653
	Somerville, MA 02145	Austin, Texas 78763
ATTENTION:	Edwin Cywinski	ATTENTION: Property Management
EMAIL:	edwin.cywinski@brightwayenergy.com	EMAIL: maryanne@balconesre.com
TELEPHONE:	+64272300946	TELEPHONE: (512) 423-8033

26. ADDITIONAL PROVISIONS. See Exhibit C attached hereto and incorporated herein by reference.

27. GUARANTY OF LEASE. SunScout Holding Limited, an Exempt Company incorporated in the Cayman Islands with Limited Liability, shall execute and deliver to Landlord, upon execution of this Lease, a Guaranty of Lease in the form of Exhibit D attached hereto.

28. LANDLORD’S LIEN. LANDLORD SHALL HAVE AND TENANT HEREBY GRANTS TO LANDLORD A CONTINUING SECURITY INTEREST FOR ALL RENT AND OTHER SUMS OF MONEY DUE OR TO BECOME DUE HEREUNDER FROM TENANT, UPON ALL GOODS, WARES, EQUIPMENT, FIXTURES, FURNITURE, INVENTORY, ACCOUNTS, DOCUMENTS, GENERAL INTANGIBLES, CHATTEL PAPER, DEPOSIT ACCOUNTS, DOCUMENTS, INSTRUMENTS, INVESTMENT PROPERTY AND OTHER PERSONAL PROPERTY OF TENANT NOW OWNED OR HEREAFTER ACQUIRED (COLLECTIVELY “COLLATERAL”) AND SITUATED (OR DOCUMENTS EVIDENCING SUCH COLLATERAL KEPT) ON, AT, OR WITHIN THE PREMISES, WHICH IS LOCATED AT 1340 FM 2001, BUDA, TEXAS. SUCH COLLATERAL (OTHER THAN INVENTORY SOLD IN THE ORDINARY COURSE OF BUSINESS PRIOR TO THE OCCURRENCE OF AN EVENT OF DEFAULT) SHALL NOT BE REMOVED THEREFROM WITHOUT THE WRITTEN CONSENT OF LANDLORD. CASH, NON-CASH PROCEEDS, AND PRODUCTS OF COLLATERAL ARE ALSO COVERED. IN THE EVENT OF A DEFAULT UNDER THIS LEASE, LANDLORD SHALL HAVE, IN ADDITION TO ANY OTHER REMEDIES PROVIDED HEREIN OR BY LAW, ALL RIGHTS AND REMEDIES UNDER THE UNIFORM COMMERCIAL CODE, INCLUDING WITHOUT LIMITATION THE RIGHT TO SELL THE PROPERTY DESCRIBED IN THIS PARAGRAPH AT PUBLIC OR PRIVATE SALE UPON AT LEAST TEN (10) DAYS’ NOTICE TO TENANT. TENANT HEREBY AGREES TO EXECUTE AND AUTHORIZES LANDLORD TO EXECUTE ON ITS BEHALF SUCH OTHER INSTRUMENTS NECESSARY OR DESIRABLE IN LANDLORD’S DISCRETION TO PERFECT THE SECURITY INTEREST HEREBY CREATED. ANY STATUTORY LIEN FOR RENT IS NOT HEREBY WAIVED, THE EXPRESS CONTRACTUAL LIEN HEREIN GRANTED BEING IN ADDITION AND SUPPLEMENTARY THERETO. LANDLORD AND TENANT AGREE THAT THIS LEASE AND SECURITY AGREEMENT MAY SERVE AS A FINANCING STATEMENT AND THAT A COPY OR PHOTOGRAPHIC OR OTHER REPRODUCTION OF THIS PORTION OF THIS LEASE MAY BE FILED OF RECORD BY LANDLORD AND HAVE THE SAME FORCE AND EFFECT AS THE ORIGINAL. LANDLORD IS FURTHER AUTHORIZED TO PERFECT ITS SECURITY INTEREST IN ACCORDANCE WITH THEN APPLICABLE LAW. THIS SECURITY AGREEMENT AND FINANCING STATEMENT ALSO COVERS FIXTURES LOCATED AT THE PREMISES, AND MAY BE FILED FOR RECORD IN THE REAL ESTATE RECORDS FOR THE COUNTY IN WHICH THE PREMISES ARE LOCATED. TENANT WARRANTS THAT THE COLLATERAL SUBJECT TO THE SECURITY INTEREST GRANTED HEREIN IS NOT PURCHASED OR USED BY TENANT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. TENANT’S STATE OF ORGANIZATION IS TEXAS. TENANT’S CHIEF EXECUTIVE OFFICES ARE LOCATED IN TEXAS.

LANDLORD AND TENANT ADDITIONALLY AGREE THAT THIS SECURITY INTEREST EXCLUDES INCIDENTAL TANGIBLE PERSONAL PROPERTY (AS DETERMINED BY LANDLORD IN ITS REASONABLE JUDGMENT TO HAVE NEGLIGIBLE NET MARKET VALUE IN THE EVENT OF DISPOSITION BY SALE) LEFT OR ABANDONED UPON THE PREMISES FOLLOWING THE VACATING OR ABANDONMENT OF THE PREMISES BY TENANT.

29. MULTIPLE COUNTERPARTS. This Lease may be signed in counterparts. To expedite and facilitate the signing of this Lease by the parties, any Party may sign its respective signature and forward that page electronically or by telecopy transmission to the other parties. The copy of any party’s signature transmitted by e-mail or telecopy shall be deemed to be an adequate substitute for the original page containing the signature.

(Signature page to follow)

EXECUTED BY LANDLORD, this 14th day of March, 2026.

LANDLORD:

Buda Shallow Bay 2024, LP, a Texas limited partnership

By:	Buda 2024 GP, LLC, a Texas limited liability company, its general partner

	By:	/s/ Otto Swingler
Otto Swingler, Manager

EXECUTED BY TENANT, this 14th day of March, 2026.

TENANT:

Brightway Energy LLC, a Massachusetts limited liability company

By:	/s/ Edwin Cywinski
Title:	CEO

Address:	165 Middlesex Ave
Somerville, MA 02145
Phone:	+64272300946

EXHIBIT A	- Description of Premises
EXHIBIT B	- Plans
EXHIBIT C	- Additional Provisions
EXHIBIT D	- Guaranty of Lease
EXHIBIT E	- HVAC Maintenance Contract
EXHIBIT F	- Tenant Signage Criteria

EXHIBIT A

DESCRIPTION OF PREMISES

PROJECT: Tower Business Park

ADDRESS: 1340 FM 2001, Suite 606 Buda, Texas 78610

Depiction of Premises within the Building:

Depiction of the Project:

EXHIBIT B

PLANS

EXHIBIT C

ADDITIONAL PROVISIONS

I. Right of First Refusal:

Subject to the rights of existing tenants in the Building and the Project as of the Effective Date, Tenant shall have a one-time Right of First Refusal (the “ROFR”) to lease Suite 605 in Building 6 (the “ROFR Space”) during the Lease Term (including any extensions thereof). The ROFR is subordinate to the right of any existing occupant of ROFR Space to remain in its leased premises, whether via the exercise of a right of extension or as the result of a negotiated extension with Landlord. Subject to the foregoing, in the event Landlord receives an offer from a bonafide third party tenant that Landlord is prepared to accept for ROFR Space, Landlord will deliver that offer to Tenant (along with any other documents or information provided by Landlord to the third party tenant providing such offer) (a “ROFR Notice”) with the rentable area, rent, rent concessions (free rent, etc.), lease term, and tenant improvement terms included. Tenant shall have five (5) business days from receipt of the ROFR Notice to notify Landlord of its election whether to lease the ROFR space upon such terms. Upon Tenant’s acceptance of the ROFR Notice, Landlord and Tenant shall promptly enter into a Lease amendment memorializing Tenant’s ROFR exercise upon such terms. If Tenant fails to timely deliver an exercise notice within such five (5) business days period, Tenant shall be deemed to have elected not to lease the space identified in the ROFR Notice. If Tenant accepts such terms, the rent commencement date for the ROFR Space shall be the same as set forth in the ROFR Notice, unless Landlord and Tenant agree to an alternate date. In the event Tenant does not elect to lease the space identified in the ROFR Notice (or is deemed to have elected not to lease such space), Landlord shall be free to lease the space on substantially similar terms and conditions to the terms of the ROFR Notice, after which the ROFR hereunder shall terminate and be of no further force or effect.

If the term of this Lease and the lease term for the ROFR Space are not coterminous, Tenant shall have the following options, as applicable: (i) if then existing term of the Lease is scheduled to expire prior to the term applicable to the ROFR Space, then Tenant shall have the option to extend the term of the Lease to be coterminous with that of the ROFR Space, in which case the Base Rent applicable to the Premises (exclusive of the ROFR Space) for such extended period shall be equal to the Extension Rent (defined below); and (ii) if the term applicable to the ROFR Space is scheduled to expire prior to the expiration of the term of the Lease, Tenant shall have the option to extend the term of the ROFR Space to match the expiration date of this Lease, in which case the Base Rent applicable to the ROFR Space for such extended period shall be equal to the Extension Rent. Such option, as applicable, shall be exercised, if at all, contemporaneously with Tenant’s exercise of its right of first refusal.

For purposes hereof, the term “Extension Rent” shall mean (i) in the case of the option described in clause (i) above, the greater of (A) four percent (4%) above the Base Rent payable during the last month of the term of this Lease for the Premises (i.e., prior to inclusion of the ROFR Space) and (B) the Base Rent for the ROFR Space during such extended period, such Base Rent to be subject to the same annual escalations associated therewith; and (ii) in the case of the option described in clause (ii) above, the greater of (X) four percent (4%) above the Base Rent payable during the last month of the term for the lease of the ROFR Space and (Y) the Base Rent for the Premises (i.e., exclusive of the ROFR Space) during such extended period, such Base Rent to be subject to the same annual escalations associated therewith.

The ROFR is subject to the conditions that: (i) on the date that Tenant delivers its notice exercising the ROFR, Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure periods, and (ii) Tenant is in physical occupancy of the entirety of the Premises.

II. Renewal Option:

Subject to Subsection B below, Tenant may at its option extend the Term for one (1) period of sixty (60) months (the “Renewal Term”). The Renewal Term shall be upon the same terms contained in this Lease, excluding the terms and provisions concerning any Tenant Improvements, and except for the payment of Base Rent during the Renewal Term (which will be determined in accordance with the provisions below); and any reference in the Lease to the “Term” of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options other than as expressly agreed in writing between Landlord and Tenant.

A. The Base Rent payable by Tenant to Landlord for the first twelve (12) months of the Renewal Term shall be the greater of (i) four percent (4%) above the annual Base Rent payable immediately prior to the then scheduled expirtion of the Term or (ii) the Market Rate as of the commencement of such extended term. Base Rent for each successive 12-month period during the Renewal Term shall be increased by four percent (4%) over the immediately preceding rental rate. “Market Rate” means the then prevailing market rate for a comparable term commencing on the first day of the applicable Renewal Term for tenants of comparable size for comparable space in the Building and other comparable class warehouse buildings in the vicinity of the Project, with due regard given to such factors as the location, quality and age of the Building, the extent of improvements (existing or to be provided), rental abatements, moving expenses and other concessions, the extent of services to be provided, the distinction between “gross” and “net” lease rents (including appropriate consideration of applicable base year, escalations and expense stops) and any other relevant term or conditions.

B. To exercise any option, Tenant must deliver a written notice to Landlord not less than six (6) months, nor more than nine (9) months, prior to the expiration of the initial Term. The Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below, and Landlord shall inform Tenant of the Market Rate. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C. If Tenant provides Landlord with its written notice of its exercise pursuant to Subsection B above, Landlord shall calculate and inform Tenant of the Market Rate within thirty (30) days of receipt of such notice. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) business days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If, despite using good faith efforts, Landlord and Tenant are unable to reach agreement as to the Market Rate within thirty (30) days after the date that Tenant rejected Landlord’s initial determination (the “Negotiation Period”), then Tenant may invoke, by the delivery of written notice thereof to Landlord, the following binding arbitration procedures set forth below within ten (10) business days after the expiration of the Negotiation Period; if Tenant fails to so invoke the arbitration provisions set forth below, Tenant’s notice of exercise shall be deemed to have been revoked, and Tenant’s option to extend (and any other options remaining thereafter) shall be rendered null and void and of no further force or effect.

(i) If Tenant elects to invoke arbitration as provided above, then within ten (10) business days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent broker with at least ten (10) years’ of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Broker”). If the parties cannot agree on a Qualified Broker, then within a second period of seven (7) days, each shall select a Qualified Broker and within ten (10) days thereafter the two appointed Qualified Brokers shall select a third Qualified Broker and the third Qualified Broker shall be the sole arbitrator. If one party shall fail to select a Qualified Broker within the second seven (7) day period, then the Qualified Broker chosen by the other party shall be the sole arbitrator.

(ii) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding on the parties. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D. Tenant’s option to extend the Term is subject to the conditions that: (i) on the date that Tenant delivers its written notice exercising an option to extend or as of the date on which such Renewal Term would commence, there is not an existing Event of Default under this Lease, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is effective at any time during the final twelve (12) months of the initial Term (other than a Permitted Transfer).

III. Additional Parking:

Tenant shall have the ability to lease yard space across from Building 3 for additional parking, on a first-come, first-serve basis.

IV. Tenant Improvements:

If Tenant desires to construct or install any improvements in the Premises (“Tenant Improvements”), Tenant shall be permitted to do so, subject to Landlord’s approval of the plans and spacificiations therefor (the “Plans”) and the terms of the following provisions. Upon Landlord and Tenant agreeing upon the Plans, Landlord shall thereafter construct, or cause to be constructed, the Tenant Improvements described in the Plans. Tenant expressly acknowledges that Landlord must depend on third party vendors, suppliers, and contractors to provide labor and materials to be incorporated into the Premises as part of the Tenant Improvements, and that Landlord does not control the time frame for delivery of such labor and materials. Tenant further understands that labor shortages and supply chain issues have and continue to beset the construction industry. Accordingly, Tenant recognizes and agrees that any estimate of a substantial completion date provided by Landlord for Tenant Improvements is an estimate only and may not be relied upon as a hard deadline for any purpose whatsoever. In attempting to meet an estimated substantial completion date, Landlord’s sole obligation shall be to exercise commercially reasonable efforts consistent with then existing market conditions to obtain labor and materials by such date.

1.	Cost Estimate and Construction:

Following approval of the Plans, Landlord shall provide to Tenant a cost estimate setting forth the estimated cost of the Tenant Improvements (the “Cost Estimate”) and construction time line to carry out the Tenant Improvements. The cost of the Tenant Improvements for purposes hereof shall equal the actual cost to Landlord relating to carrying out such work including but not limited to (i) all labor, materials and supplies; (ii) the cost of all contractor, architectural, engineering and design fees (including but not limited to preliminary and final space plans, mechanical, electrical and plumbing drawings, plans and specifications, construction drawings, any other construction documents and any costs incurred by Landlord in connection with the review of the same) and general conditions and permitting costs/fees (and whether or not paid by Landlord or Tenant); (iii) any other costs, or expenses incurred by Landlord in connection with the construction of the Tenant Improvements, such as any additional insurance or janitorial costs; and (iv) a construction management fee to Landlord in the amount calculated by multiplying five percent (5%) to the aggregate of the amounts of sub-clauses (i)–(iii) (collectively, the “TI Construction Cost”).

Landlord may pay to itself from the Allowance a pro-rata portion of the construction management fee contemporaneously with the payment of each Contractor’s invoice, from time to time throughout the period of construction of the Tenant Improvements, which fee shall be calculated and paid based upon the scope of work of Tenant Improvements completed as described in Contractor’s invoice, as approved by Landlord.

Landlord shall enter into a direct contract with its general contractor (the “Contractor”) after reasonable consideration to the schedule for Substantial Completion of the Tenant Improvements as described herein. Landlord shall not be required to execute the construction contract with the Contractor and commence construction of any of the Tenant Improvements until Tenant has approved the Cost Estimate in writing. If Tenant does not disapprove of the Cost Estimate in writing within five (5) business days after delivery thereof to Tenant by Landlord, Tenant shall be deemed to have approved of the Cost Estimate in all respects.

2.	Tenant Finish Allowance:

Provided that Tenant is not in default under this Lease, Landlord shall provide a Tenant Finish Allowance (“Allowance”) equal to the lesser of (a) $4.00 per square foot contained within the Premises ($50,544.00), to be applied toward the cost of the Tenant Improvements or (b) the total TI Construction Costs; provided, however, the Allowance shall only be applicable towards the costs associated with the building out of office space within the Premises, unless otherwise expressly agreed to the contrary by Landlord. Tenant shall pay for the cost of the Tenant Improvements that exceed the Allowance. If the cost estimate exceeds such amount, such estimated overage shall be paid by Tenant before Landlord begins construction and a final adjusting payment based upon the actual costs of the Tenant Improvements shall be made when the Tenant Improvements are complete. All Tenant Improvements shall be mutually agreed upon by Landlord and Tenant. Tenant agrees that the Allowance must be utilized for its intended purpose within nine (9) months after the Commencement Date, or be forfeited with no further obligation on the part of Landlord.

If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

Following Tenant’s approval of the cost estimate, Landlord shall proceed with and complete the construction of the Tenant Improvements. As soon as such improvements have been substantially completed, Landlord shall notify Tenant in writing of the date that the Tenant Improvements were substantially completed. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of substantial completion shall be deemed to be the date that, in the opinion of the the construction manager (whether an employee or agent of Landlord or a third party construction manager) (“Construction Manager”), substantial completion would have occurred if such delays had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items or Tenant’s interference with the construction of the Tenant Improvements, and such delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been. After the date the Tenant Improvements are substantially complete, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Tenant Improvements. In the event of any dispute as to the Tenant Improvements, the certificate of the Construction Manager shall be conclusive absent manifest error.

The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of any of its Lease obligations arising on the Commencement Date, including but not limited to the payment of rent by Tenant. Subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises, Tenant shall be allowed to install its machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord’s gross negligence or willful misconduct. Any such occupancy or performance in the Premises shall be in accordance with the provisions governing Alterations and Tenant Installations in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

EXHIBIT D

GUARANTY OF LEASE

THIS GUARANTY given by SunScout Holding Limited, an Exempt Company incorporated in the Cayman Islands with Limited Liability (hereinafter called the “Guarantors,” whether one or more), to Buda Shallow Bay 2024, LP, a Texas limited partnership (hereinafter called the “Landlord”):

W I T N E S S E T H:

In order to induce the Landlord to lease to Brightway Energy LLC, a Massachusetts limited liability company (hereinafter with its successors and assigns referred to as the “Tenant”) certain premises in the Landlord’s building to be (or which has been) constructed on land situated at 1340 FM 2001, Buda, Texas, and being described in and pursuant to a certain Lease Agreement dated 01 May, 2026 (which lease, together with any and all present and future modifications, amendments, renewals and extensions thereof, is hereinafter referred to as the “Lease”), the Guarantors agree as follows:

1. The Guarantors do hereby jointly and severally unconditionally, irrevocably and absolutely guarantee to the Landlord the full, prompt and complete payment by the Tenant of the rent and all other sums which may now or hereafter be payable by the Tenant under or by reason of the Lease, and the full, prompt and complete performance by the Tenant of all and singular the terms, covenants, conditions and provisions in the Lease required to be performed by the Tenant, without regard to any forbearance, delay, neglect or failure on the part of the Landlord in enforcing same.

2. The Guarantors do hereby waive notice of acceptance hereof and any and all other notices which by law or under the terms and provisions of the Lease are required to be given to the Tenant, and also waive any demand for or notice of default of the payment of rent and other sums which may be payable by the Tenant under the Lease and the performance of all and singular the terms, covenants, conditions and provisions in the Lease required to be performed by the Tenant; and the Guarantors do further expressly hereby waive any legal obligation, duty or necessity for the Landlord to proceed first against the Tenant or to exhaust any remedy the Landlord may have against the Tenant, it being agreed that, in the event of a default or Event of Default by or with respect to the Tenant under the Lease, the Landlord may proceed and have right of action solely against either the Guarantors (or any of them) or the Tenant or jointly against the Guarantors (or any of them) and the Tenant.

3. If the Tenant shall become insolvent, shall be adjudicated bankrupt or shall file a petition for reorganization, arrangement or similar relief under any present or future provision of any federal or state bankruptcy or similar law, or if any such petition filed by creditors of the Tenant shall be approved by a court, or if the Tenant shall seek a judicial readjustment of the rights of its creditors under any present or future federal or state law, or if a receiver of all or part of its property and assets is appointed by any state or federal court, then, in any of such events, the Guarantors’ liability under this Guaranty shall not be affected in any way thereby and, if in any such proceeding the Lease shall be terminated or rejected or the obligations of the Tenant thereunder shall be modified, then, at the option of Landlord, the Guarantors shall immediately pay to the Landlord (a) an amount equal to all fixed, contingent and additional rent and other payments which have accrued and remain unpaid as of and including the date of such termination, rejection or modification, plus (b) an amount equal to the then cash value of the fixed, contingent and additional rent and other payments which would have been payable under the Lease for the unexpired portion of the term thereby demised, less the then cash rental value of the leased premises for such unexpired portion of the term, together with interest on the amounts designated in clauses (a) and (b) above at the highest rate of interest permitted by law from the date of such termination, rejection or modification to the date of payment.

4. The Guarantors shall not be entitled to make any defense against any claim asserted by the Landlord in any suit or action instituted by the Landlord to enforce this Guaranty or the Lease or to be excused from any liability hereunder which the Tenant could not make or invoke, and the Guarantors hereby expressly waive any defense in law or in equity which is not or would not be available to the Tenant, it being the intent hereof that the liability of the Guarantors hereunder is primary and unconditional.

5. The Guarantors hereby agree that the covenants and provisions contained in the Lease may be altered, extended, changed, modified, renewed, released or canceled by the Landlord and/or the Tenant with or without release of the Tenant from liability or obligation, all without the consent of the Guarantors, and the Guarantors agree that this Guaranty and the liability of the Guarantors hereunder shall in no way be affected, diminished or released thereby.

6. It is fully understood that until each and every one of the covenants and agreements of this Guaranty is fully performed, the Guarantors’ obligations hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this instrument, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, renewal, modification, forbearance or delay or other act or omission of the Landlord, or its failure to proceed promptly or otherwise or by reason of any action taken or omitted by the Landlord, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, the Guarantors, and the Guarantors hereby expressly waive and surrender any defense to the Guarantors’ liability hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers of any of them, it being the purpose and intent of the parties hereto that the covenants, agreements and all obligations of the Guarantors hereunder are absolute, unconditional and irrevocable.

7. In the event it shall be asserted that the Tenant’s obligations are void or voidable due to illegal or unauthorized acts by the Tenant in the execution of the Lease, the Guarantors shall nevertheless be liable hereunder to the same extent as the Guarantors would have been if the obligations of the Tenant had been enforceable against the Tenant.

8. On or before March 1 during the term of the Lease, the Guarantors shall deliver to Landlord the Guarantors’ financial statements for the immediately preceding calendar year and, within thirty (30) days of written request of Landlord, the Guarantors agree to deliver to Landlord financial statements for the Guarantors dated not more than sixty (60) days prior to the date of such request.

9. In the event suit or action be brought upon and in connection with the enforcement of this Guaranty, the Guarantors shall pay reasonable attorneys’ fees and all court costs incurred by the Landlord.

10. This Guaranty shall be binding upon the heirs, legal representatives, successors and assigns of the Guarantors, and shall inure to the benefit of the heirs, legal representatives, successors and assigns of the Landlord.

11. If any of the Guarantors is a corporation, then the undersigned office of each such corporation personally represents and warrants that the Board of Directors of each such corporation, in a duly held meeting, has approved this Guaranty and has determined that this Guaranty may reasonably be expected to benefit said corporation.

12. The Guarantors agree that this contract is performable in Hays County, Texas, and waive the right to be sued elsewhere.

EXECUTED THIS THE 14th day of March, 2026.

GUARANTOR(S):		Address:

SunScout Holding Limited, an Exempt Company incorporated in the Cayman Islands with Limited Liability		103 South Church Street, Grand Cayman KY1-1002, Cayman Islands

By:	/s/ Edwin Cywinski
Name:	Edwin Cywinski
Title:	CEO

EXHIBIT E

HVAC MAINTENANCE CONTRACT

Paragraph 5, captioned “TENANT REPAIRS,” is revised to include the following:

Tenant agrees to enter into and maintain through the term of the Lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment within or otherwise serving the Premises. Landlord requires a qualified HVAC contractor perform this work. A certificate or other evidence of such contract must be provided to the Landlord upon occupancy of the Premises.

The service contract must become effective within thirty (30) days of occupancy, and service visits shall be performed on a quarterly basis. Landlord suggests that Tenant send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:

1.	Adjust belt tension;

2.	Lubricate all moving parts, as necessary;

3.	Inspect and adjust all temperature and safety controls;

4.	Check refrigeration system for leaks and operation;

5.	Check refrigeration system for moisture;

6.	Inspect compressor oil level and crank case heaters;

7.	Check head pressure, suction pressure and oil pressure;

8.	Inspect air filters and replace when necessary;

9.	Check space conditions;

10.	Check condensate drains and drain pans and clean, if necessary;

11.	Inspect and adjust all valves;

12.	Check and adjust dampers;

13.	Run machine through complete cycle.

EXHIBIT F

TENANT SIGNAGE CRITERIA

GENERAL

It is intended that lease space Tenant signage in the business park shall have a sense of continuity and minimize the damage caused by fasteners to the wood paneling on the blade feature. Landlord shall maintain control of all Tenant signs, which shall be mounted in specifically designated areas. THE TENANT SHALL SUBMIT ITS SIGN DRAWINGS TO LANDLORD FOR APPROVAL PRIOR TO FABRICATION OF SIGNS. All signs shall follow the criteria set forth below and be permitted by the City of Buda, Texas, if required.

CRITERIA

1.	Tenant signs on wood column to consist of a non-illuminated .090 aluminum panel withsides broken 1” deep. Use evenly spaced angle clips to mount tenant panel to wood paneling. (6) clips on the top panel and (4) clips on the bottom panel. Fasten thru the sides of the aluminum panels to avoid fasteners on face of panels.

2.	It is Landlord expectations the angle clips will be re-used as tenant turnover occurs to minimize holes in the wood paneling. When re-using clips have sign installer inspect tomake sure they are secure for new tenant signage.

3.	Sign Colors:

a.	Background aluminum Tenant panel to be painted Akzo Nobel Brushed Aluminum

b.	Graphics to be pigmented vinyl and/or digital graphics with UV laminate

4.	Reference sign drawing for details. Have sign manufacturer field verify dimensions on drawing. At time of this document, wood paneling was not in place.

5.	Signs are not meant to be illuminated

6.	Signs to be mounted to projecting wood columns on one side or two sides, where applicable.

7.	Wording of sign to consist of store name, logo or crest. Exceptions to be at discretion of Landlord.

8.	Sign drawing and installation method to be submitted to Landlord and approved by Landlord before any manufacturing is to begin. Any signs erected without prior written approval may be removed by Landlord at the expense of Tenant. Tenant assumes full responsibility for any damages to persons or property caused by the sign and/or its erection.

9.	Tenant agrees to erect sign on or before opening for business. In the event Tenant does not erect a sign within this time-period, Landlord may send notice. If after forty-five (45) days sign(s) is not erected, Landlord may contract to have sign made for tenant and charge back tenant for those costs.

10.	Tenant is responsible for removal of sign upon lease expiration at Tenant’s expense. Such removal must be completed on the last day Tenant has possession of premises.

11.	Tenant is responsible for repair of any damage to the building and property caused by the installation or removal of any sign or the existence of Tenant’s sign on the centerfaçade.

12.	Entrance Door Sign: Business name to be in high performance vinyl, white in color. Proportional to window area and requires Landlord approval.

13.	Back Door Signs: Business name to be in high performance vinyl, white in color. Proportional to door area and requires Landlord approval.

14.	Any exception or variation of the above is to be at the discretion of the Landlord.

For questions contact:

Mary Anne Castles

Balcones Real Estate Group, LLC

maryanne@balconesre.com

(512) 423-8033